As filed with the Securities and Exchange Commission on January 17, 2013

Registration No. 333-122976

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

METROPOLITAN HEALTH NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Florida	65-0635748
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 Yamato Road, Suite 510 Boca Raton, FL	33431
(Address of Principal Executive Offices)	(Zip Code)

2001 Stock Option Plan

Supplemental Stock Option Plan

Omnibus Equity Compensation Plan

(Full title of the plan)

Law Department

Metropolitan Health Networks, Inc.

777 Yamato Road, Suite 510

Boca Raton, FL 33431

(Name and Address of Agent for Service)

(561) 805-8500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-122976) (the “Registration Statement”) filed with the Securities and Exchange Commission by Metropolitan Health Networks, Inc. (the “Registrant”) on February 24, 2005, as amended by Post-Effective Amendment No. 1 filed with the Securities and Exchange Commission by the Registrant on January 7, 2010, with respect to a total of 14,853,285 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), acquired by certain employees, non-employee directors and consultants of the Registrant through the exercise of stock options issued to them by the Registrant pursuant to the Registrant’s 2001 Stock Option Plan, Supplemental Stock Option Plan and/or Omnibus Equity Compensation Plan.

On December 21, 2012, pursuant to the Agreement and Plan of Merger, dated as of November 3, 2012 (the “Merger Agreement”), by and among the Registrant, Humana Inc., a Delaware corporation (“Humana”), and Miner Acquisition Subsidiary, Inc., a Florida corporation and a wholly-owned subsidiary of Humana (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant being the surviving corporation of the Merger. As a result of the Merger, the Registrant became a wholly-owned subsidiary of Humana.

Pursuant to the Merger Agreement, (a) at the effective time of the Merger (the “Effective Time”), each outstanding share of Common Stock (other than shares owned by the Registrant, Humana, Merger Sub or any of their respective subsidiaries) was converted into the right to receive $11.25 per share in cash, without interest and less any applicable withholding taxes, (b) immediately prior to the Effective Time, each outstanding option to purchase shares of Common Stock became fully vested and exercisable and was cancelled in exchange for the right to receive, at the Effective Time, an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to such option, multiplied by (ii) the excess, if any, of $11.25 over the exercise price per share of such option, without interest and less any required withholding taxes, and (c) prior to the Effective Time, each restricted share of Common Stock became fully vested and was converted into the right to receive, at the Effective Time, $11.25 in cash, without interest and less any required withholding taxes.

As a result of the Merger, the offering of securities of the Registrant pursuant to the Registration Statement has been terminated. Pursuant to the Registrant’s undertaking in Part II, Item 9 in the Registration Statement, the Registrant is filing this Post-Effective Amendment to the Registration Statement to withdraw from registration all unsold shares of Common Stock registered under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Kentucky on January 17, 2013.

METROPOLITAN HEALTH NETWORKS, INC.

By:	/s/ James H. Bloem
	Name:	James H. Bloem
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

No other person is required to sign this Post-Effective Amendment No. 2 in reliance upon Rule 478 under the Securities Act of 1933.